Exhibit 99.1

News release

Contact:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.
(714) 801-9021

CALC REACHES PRELIMINARY AGREEMENT TO SELL 103 ACRES
OF ITS 208-ACRE BOLSA CHICA MESA PROPERTY

Irvine, California.  June 30, 2004 – California Coastal Communities, Inc. (NASDAQ:  CALC) announced that it has reached a preliminary agreement to sell a 103-acre parcel of the Bolsa Chica Mesa known as the “lower bench” to the State’s Wildlife Conservation Board (“WCB”) for $65 million. The sale remains subject to approval by the WCB at its next meeting on August 12, 2004, the negotiation and execution of a definitive purchase and sale agreement, and shareholder approval.

The Company is also working with Coastal Commission staff in an effort to resolve any outstanding issues prior to the Coastal Commission’s public hearing on the Company’s plan to build 379 homes on the remaining 105 acres of the Bolsa Chica Mesa known as the “upper bench”.  The hearing is currently expected during the week of August 9, 2004.

Raymond J. Pacini, CEO of the Company said, “The proposed transaction provides an opportunity to finally resolve over 30 years of controversy over the development of Bolsa Chica.  If the Coastal Commission approves our plan for the upper bench and the Wildlife Board approves our sale of the lower bench, we will achieve a reasonable compromise between responsible development and preservation of the environment at Bolsa Chica.”

If the proposed sale is completed, WCB’s purchase of the property will be funded with bond proceeds authorized by voter-approved Proposition 50, which was passed in November 2002.  However, there can be no assurances that WCB will grant final approval of the purchase of the lower bench, that the Company and WCB will successfully negotiate a definitive agreement, or that a sale transaction will ever be completed.

The Company is a residential land development and homebuilding company operating in southern California.  The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc.  Signal Landmark owns 208 acres on the Bolsa Chica Mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California, along with an additional 100 acres on a mesa south of the Bolsa Chica wetlands.  Hearthside Homes, Inc. has delivered over 1,600 homes to families throughout southern California over the last nine years.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

Certain of the foregoing information contain forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to statements about the Company’s plans, objectives, goals, expectations and intentions, the timing and outcomes of real estate development, the timing and outcomes of regulatory approval processes or administrative proceedings, and other statements contained herein that are not historical facts.

***END***